Exhibit 10.76

HORIZON PHARMA PUBLIC LIMITED COMPANY

CASH LONG TERM INCENTIVE PROGRAM

EFFECTIVE DATE: NOVEMBER 5, 2014

1. Purpose. The Horizon Pharma Public Limited Company Cash Long Term Incentive Program (the “Program”) is for purposes of providing cash incentive compensation to individuals who make a significant contribution to the performance of Horizon Pharma Public Limited Company (the “Company”) and its Affiliates and who are selected for participation in the Program (the “Designated Participants”). The Program objectives are to: (a) provide additional motivation to the Designated Participants to focus on our long-term corporate performance, (b) provide an additional retention incentive for Designated Participants, and (c) further align the interests of the Designated Participants with those of our shareholders. Defined terms not explicitly defined in this Program document including its attached APPENDIX A but defined in the Equity Incentive Plan will have the same definitions as in the Equity Incentive Plan.

2. How Awards Are Earned Under the Program.

(a) General Program Description. The Program provides the opportunity for the Designated Participants to earn a cash bonus based on the Company’s level of attainment of performance goals as specified below in Section 2(d) (the “Performance Goals”) during the period of time that begins on November 5, 2014 and ends on November 4, 2017 (the “Performance Period”). If the Performance Goals are not achieved during the Performance Period, the Designated Participants will not earn any cash bonus under the Program. To the maximum extent possible, payments made under the Program are intended to qualify as “Performance Cash Awards” under the Equity Incentive Plan.

(b) Maximum Award; Actual Award. The maximum cash bonus that a Designated Participant is eligible to earn under the Program will in no event exceed his or her maximum award amount specified on the attached APPENDIX B under the “TSR Level 60%” column next to the name of such Designated Participant (the “Maximum Award”). The Actual Award earned by and payable to each Participant under the Program will be determined by the Committee in accordance with the terms of this Program.

(c) Designated Participants. The Program’s Designated Participants were approved by the Committee on November 5, 2014 and are as specified on APPENDIX B. Except as provided in this Program, no Employee has any right (i) to be a Designated Participant in the Program, (ii) to continue as a Designated Participant, or (iii) to be granted a potential Maximum Award or to earn an Actual Award under the Program.

(d) Performance Goals and Performance Period. Actual Award amounts will be calculated based upon the Committee’s determination of the Company’s level of attainment of the Performance Goals during the Performance Period pursuant to the following criteria:

(i) The Actual Award amount will be calculated based on the TSR from November 5, 2014 to May 6, 2015 (the “Measurement Period”). VWAP will be used to calculate the TSR. In order for any Actual Award to be earned under the Program, the TSR during the Measurement Period must be greater than or equal to 15% (the “Measurement Period Threshold Goal”) or a Change in Control must occur prior to expiration of the Measurement Period. The VWAP on November 5, 2014 was $12.08, so the minimum VWAP that is required on May 6, 2015 for the Measurement Period Threshold Goal to be attained is $12.95 (assuming no dividends or distributions are made or declared in respect of the Company’s ordinary shares during the Measurement Period). If the VWAP on May 6, 2015 is less than $12.95, no Actual Awards will be paid under the Program and the Program will immediately terminate following completion of the Measurement Period without payment to any Designated Participant (unless a Change in Control occurs prior to expiration of the Measurement Period).

(ii) If the Measurement Period Threshold Goal is attained, the determined Actual Award amount for each Designated Participant will correspond to the applicable corresponding award level set forth on the schedule on the attached APPENDIX B for such Designated Participant based upon the percentage of TSR attained during the Measurement Period as determined pursuant to the table below (assuming no dividends or distributions are made or declared in respect of the Company’s ordinary shares during the Measurement Period):

TSR from 11/5/14 to 5/6/15	VWAP on 5/6/15
Less than 15%	< $12.95
≥ 15% and < 25%	≥ $12.95 and ≤ $13.50
≥ 25% and < 40%	≥ $13.51 and ≤ $14.28
≥ 40% and < 60%	≥ $14.29 and ≤ $15.27
≥ 60%	≥ $15.28

provided, however, that if a Change in Control occurs before expiration of the Measurement Period, for purposes of calculating Actual Awards, the TSR will be deemed to have been greater than 60% during the Measurement Period so that the determined Actual Award amount will equal the Maximum Award set forth on APPENDIX B.

(iii) Any Designated Participant who switches from full-time to part-time employment during the Measurement Period will have his or her Actual Award reduced on a pro-rata basis based upon the applicable percentage of full-time equivalent employment that was in effect on an aggregate basis during the Measurement Period. For the avoidance of doubt, no adjustment will be made to the determined amount of an Actual Award for any Designated Participant due to any reduction in the percentage of full-time equivalent employment of a Designated Participant that occurs after expiration of the Measurement Period and prior to expiration of the Performance Period.

(iv) The determined Actual Award amount will become earned by and payable to a Designated Participant subject to (A) attainment of the Performance Period Threshold Goal upon the completion of the Performance Period or the occurrence of a Change in Control prior to the expiration of the Performance Period and (B) the Designated Participant’s satisfaction of the Continuous Service requirements set forth in Section 2(e) below. VWAP will be used on each measurement date to calculate the TSR of the Company’s ordinary shares during the Performance Period in order to determine whether the Performance Period Threshold Goal has been attained. The VWAP on November 5, 2014 was $12.08, so the minimum VWAP on November 4, 2017 that is required for the Performance Period Threshold Goal to be attained is $18.37 (assuming no dividends or distributions are made or declared in respect of the Company’s ordinary shares during the Performance Period). If a Change in Control does not occur prior to expiration of the Performance Period and the VWAP on November 4, 2017 is less than $18.37 so that the Performance Period Threshold Goal is not attained, no Actual Award will be payable under the Program so that the Program will automatically terminate without payment to any Designated Participant.

(e) Continuous Service.

(i) Except as otherwise provided below in Section 2(e)(ii) or 2(e)(iii), in order to earn an Actual Award under the Program, a Designated Participant must remain in Continuous Service through the expiration of the Performance Period. Except as otherwise provided below in Section 2(e)(ii) or 2(e)(iii), if a Designated Participant terminates Continuous Service for any reason prior to the expiration of the Performance Period, the Designated Participant will forfeit the right to any payment under the Program and will not earn an Actual Award.

(ii) If prior to the expiration of the Performance Period, a Designated Participant terminates Continuous Service due to either (A) a termination by the Company without Cause, or (B) the

Designated Participant’s death or Disability and the Designated Participant or his or her beneficiaries (as applicable) provide the Company and its Affiliates with an effective release of claims in a form acceptable to the Company (the “Release”) no later than the earlier of: (i) December 31, 2017, or (ii) fifty five (55) days following a Change in Control that occurs prior to the expiration of the Performance Period, the Designated Participant will still be eligible to earn an Actual Award subject to the Company’s attainment of the Performance Goals during the Performance Period or the earlier occurrence of a Change in Control. If Plan payments are to be made in connection with a Change in Control event and the Release could become effective in more than one taxable year depending on the timing of provision, the Release will not be deemed effective until the latest taxable year in which it could be effective. In no event will Plan payments be made prior to the effectiveness (or deemed effectiveness) of the Release.

(iii) All Designated Participants who remain in Continuous Service through the date of a Change in Control that occurs prior to the expiration of the Performance Period will have earned an Actual Award.

3. Other Program Provisions.

(a) Determination and Payment of Actual Awards. Assessment of actual performance, determination of the Actual Awards and any payment in respect of Actual Awards will be subject to: (i) the Committee’s certification in writing that the applicable Performance Goals and other terms of the Program have been met; provided, however, that such certification requirement shall not be applicable in the event of a Change in Control that occurs prior to expiration of the Performance Period. All Actual Awards which are earned under the Program will be paid to Designated Participants as soon as administratively practicable following expiration of the Performance Period but in no event later than December 31, 2017; provided however that if a Change in Control occurs during the Performance Period, Actual Awards earned under the Program will be paid to Designated Participants as soon as practicable but in no event later than sixty (60) days following the Change in Control.

(b) Withholding. The Company will withhold from payment of any Actual Award an amount in satisfaction of any federal, state or local tax withholding obligation relating to the payment of the Actual Award as necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(c) No Employment or Service Rights. Nothing in the Program or any instrument executed pursuant to the Program will (i) confer upon any Designated Participant any right to continue to be retained in the employ or service of the Company or any other Affiliate, (ii) change the at-will employment relationship between the Company or any other Affiliate and a Designated Participant, or (iii) interfere with the right of the Company or any other Affiliate to discharge any Designated Participant or other person at any time, with or without Cause, and with or without advance notice.

(d) Program Administration. The Committee will be responsible for all decisions and recommendations regarding Program administration and retains final authority regarding all aspects of Program administration, interpretation of the Program, the resolution of any disputes, and application of the Program in any respect to a Designated Participant. All determinations and interpretations made by the Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons. The Committee may, without notice, amend, suspend or terminate the Program; provided, however, that no such action may adversely affect any Designated Participant unless (i) expressly provided by the Committee; and (ii) with the consent of the Designated Participant, unless such action is necessary to comply with any applicable law, regulation or rule.

(e) Recovery. Any amounts paid under the Program will be subject to recoupment in accordance with any clawback policy that the Company adopts pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement with the Company.

(f) Validity. If any provision of the Program is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Program.

(g) Section 409A. All Program payments are intended to satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) to the maximum extent such exemption is available. To the extent Program payments are subject to Section 409A, Program payments are intended to be paid on the earlier of a “specified date” or upon a Change in Control in compliance with the requirements of Section 409A. Program payments are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences to the Designated Participants under Section 409A, and any ambiguities herein shall be interpreted accordingly.

(h) Governing Plan Document. The Program is subject to all the provisions of the Equity Incentive Plan and is further subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee, the Board or the Company pursuant to the Equity Incentive Plan. In the event of any conflict between the provisions of this Program and those of the Equity Incentive Plan, the provisions of the Equity Incentive Plan will control unless necessary for compliance with Section 162(m) of the Code or as necessary to avoid adverse personal tax consequences to the Designated Participants under Section 409A.

APPENDIX A

CASH LONG TERM INCENTIVE PROGRAM

DEFINITIONS

(a) “Actual Award” means the amount of cash bonus awarded to a Designated Participant under the Program based on the Committee’s determination of the level of achievement of the Performance Goals during the Measurement Period and the Performance Period.

(b) “Cause” for the Company or an Affiliate to terminate a Designated Participant’s employment shall mean the occurrence of any of the following events, as determined reasonably and in good faith by the Committee:

(1) the Designated Participant’s gross negligence or willful failure to substantially perform his duties and responsibilities to the Company or Affiliate or willful and deliberate violation of a Company or Affiliate policy;

(2) the Designated Participant’s conviction of a felony or the Designated Participant’s commission of any act of fraud, embezzlement or dishonesty against the Company or Affiliate or involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company or an Affiliate, to be determined by the sole discretion of the Committee;

(3) the Designated Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or an Affiliate or any other party that the Designated Participant’ owes an obligation of nondisclosure as a result of the Designated Participant’s relationship with the Company or an Affiliate; and

(4) the Designated Participant’s willful and deliberate breach of any employment obligations that causes material injury to the business of the Company or an Affiliate.

(c) “Certification Date” means the date on which the Committee certifies whether the Performance Goals have been met under the Program. The Certification Date will be no later than December 15, 2017.

(d) “Change in Control” means the first to occur of (1) a change in the ownership of the Company, (2) a change in the effective control of the Company or (3) a change in the ownership of a substantial portion of the Company’s assets as specified below. For such purposes, a change in ownership of the Company occurs on the date on which any one person or more than one person acting as a group acquires ownership of shares of the Company that, together with shares held by such person or group constitutes more than 50% of the total fair market value or total voting power of the shares of the Company. A change in the effective control of the Company occurs on the date on which either (i) a person or more than one person acting as a group acquires during any 12-month period ownership of shares of the Company possessing 50% or more of the total voting power of the shares of the Company or (ii) a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election. A change in the ownership of a substantial portion of assets occurs on the date on which any one person or more than one person acting as a group acquires assets from the Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. The determination of whether a Change in Control has occurred will be determined in a manner consistent with the requirements of Section 409A.

(e) “Committee” means the Compensation Committee of the Board of Directors.

(f) “Disability” means the Designated Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Company employees. The determination of whether a Designated Participant has incurred a Disability will be determined in a manner consistent with the requirements of Section 409A.

(g) “Equity Incentive Plan” means the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan, as may be amended.

(h) “Performance Period Threshold Goal” means the TSR, if any, during the Performance Period which is greater than or equal to 15%.

(i) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended from time to time, including regulations and other guidance thereunder, and any state law of similar effect.

(j) “TSR” means the percentage change in the price of the Company’s ordinary shares on a compounded annualized basis plus the dollar value of dividends and distributions made or declared divided by the closing price of the Company’s ordinary shares on the record date of the dividends and distributions.

(k) “VWAP” means the trailing 20-trading-day volume weighted average price of the Company’s ordinary shares as reported on Nasdaq.